Contacts:
          Community Central Bank Corp. - Ray Colonius - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q2 EARNINGS

Second Quarter 2006 Highlights

    Assets reach $504 million
    Total loans increased $15.8 million
    Trust and Wealth management continues to expand
    with $95.4 million assets under management
    Grosse Pointe Hub Office operational                         For Immediate Release

          MOUNT CLEMENS, Mich., August 2, 2006 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, today reported earnings for the second quarter and six months ended June 30, 2006.

          Net income for the second quarter of 2006 decreased 24.0% to $631,000, or $0.16 per diluted share, from $830,000, or $0.23 per diluted share for the second quarter ended 2005. Net income for the first six months of 2006 decreased 15.7% to $1,334,000, or $0.34 per diluted share, compared to $1,582,000, or $0.44 per diluted share, for the six months ended June 30, 2005. Net income was lower in the second quarter of 2006 compared to 2005 due in part to the startup and operational costs associated with the implementation of the trust and wealth management division as well as the opening of the Grosse Pointe hub.

          David A. Widlak, President and CEO commented, "We achieved a significant milestone as we approach our tenth anniversary, reaching one-half billion dollars in total assets. We are pleased that our performance is consistent with our plan to integrate trust and wealth management with our core banking business. As of June 30, 2006, our trust and wealth management division reached $95.4 million in assets under management. Our new Grosse Pointe banking hub is operational and growing. We are proud of the strong loan growth we posted for the first six months of 2006, which included a 10.4% growth in our commercial lending portfolios. We continue to focus on serving our core customer base with exceptional full banking, trust and wealth management services and feel we can compete effectively with any bank large or small. We continue to look at opportunities to expand our deposit base through areas such as our Grosse Pointe banking hub and to continued growth in our commercial lending areas."

          Net interest income was $3.2 million during the second quarter of 2006, an increase of $42,000 compared to the second quarter of 2005. The increase when measured on a taxable equivalent basis was $131,000, or 4.0%, over the second quarter 2005. The increase was attributable to growth in earning assets, partially offset by net interest margin compression. Net interest margin for the second quarter was 2.91%, as measured on a tax equivalent basis, compared with 3.00% for the first quarter of 2006 and 3.32% for the second quarter of 2005. The decrease in net interest margin was primarily the result of higher deposit funding costs in a highly competitive deposit-pricing environment. Additionally, the flat treasury yield curve produced an interest rate environment that resulted in lower incremental interest rate spreads on new loan and investment growth.

          Net interest income was $6.4 million for the six months ended June 30, 2006, an increase of $83,000 over the first six months of 2005. The net interest income, when measured on a taxable equivalent basis increased $271,000, or 4.2% over the same period.

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Community Central Bank Corp.
Q2/6-month 2006 results

          A $125,000 and $175,000 provision were made to the allowance for the second quarter and first six months of 2006, respectively. This was based upon management's review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Net loan charge-offs for the first six months of 2006 totaled $85,000, or 5 basis points on an annualized basis. Total nonperforming loans as a percentage of total loans was 0.74% at June 30, 2006, compared with 0.99% at December 31, 2005. The allowance for loan losses was $3.7 million at June 30, 2006, or 1.00% of total loans and 135.42% of nonperforming loans, versus $3.6 million, or 1.07% and 108.10% at December 31, 2005, respectively.

          Noninterest income in the second quarter of 2006 was $1.3 million, an increase of $126,000, or 10.7%, compared to the second quarter of 2005. The increase was primarily due to fee income of $65,000 generated from the Bank's Trust division and $52,000 from an increase in mortgage banking income comprising primarily gains on the sale of residential mortgages. The Bank acquired the Trust division through the purchase of River Place Financial Corporation in July of 2005. The Trust and Wealth Management division of the Bank had approximately $95.4 million assets under management as of June 30, 2006 compared to $87.3 million at December 31, 2005. Other income of $183,000 increased $19,000 for the second quarter of 2006, compared to the second quarter of 2005, due to increased income from the purchase of additional bank owned life insurance.

          Noninterest income for the six months ended June 30, 2006 of $2.5 million increased $382,000 or 18.0%, over the six months ended June 30, 2005. The largest contributor to the increase was mortgage-banking income of $1.8 million, which increased $204,000 from the six months ended June 30, 2005 due to increases in loan origination volume. The additional origination volume for the first six months was due in part from expanded residential loan production offices. Fiduciary income of $132,000 was the second largest reason for the increase in noninterest income. Again, as mentioned previously the Trust division did not start until July of 2005. Deposit service charge income of $170,000 increased $22,000, or 14.9%, for the first six months of 2006 compared to 2005 for the same respective period due to an overdraft privilege program instituted in late 2005. No net security gains were recorded for the first six months of 2006 compared to 2005 when $50,000 in net security gains was recorded. Net securities gains in 2005 were generated from restructuring activities. Other income of $382,000 increased $74,000 for the first six months of 2006, compared to the first six months of 2005, due primarily to increased income from the purchase of additional bank owned life insurance.

          Noninterest expense was $3.6 million for the second quarter of 2006 compared to $3.2 million for the second quarter of 2005, an increase of $440,000, or 13.7%. The increase was largely due to an increase of $301,000 in salary, benefits and payroll taxes from the new Trust and Wealth Management divisions, coupled with the startup and operational costs related to the new Grosse Pointe Branch and expansion into new out of state residential mortgage loan production offices. Net Occupancy expense of $447,000 increased $50,000, or 12.6%, due primarily to the expansion of the Mortgage Company's loan production offices, with the remaining increase attributable to utility costs, increased depreciation expense of the new headquarters, and general costs of expanded operations of the Corporation and its subsidiaries.

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Community Central Bank Corp.
Q2/6-month 2006 results

          Noninterest expense for the first six months of 2006 of $7.1 million increased $967,000, or 15.9% compared to the first six months of 2005. All categories of noninterest expense for the first six months of 2006 increased primarily due to startup and operational costs in trust, wealth management, new residential loan production offices and establishment of the new Grosse Pointe banking hub location. The largest portion of the increase in noninterest expense occurred in salaries, benefits and payroll taxes of $4.2 million for the six months ended June 30, 2006, which increased $652,000 over the first six months of 2005.

          At June 30, 2006, the Corporation's total assets were $504.4 million, an increase of $42.4 million from December 31, 2005. Total loans of $368.5 million increased $33.5 million, or 10.0% from December 31, 2005. The largest area of loan growth occurred in commercial real estate loans, which increased $26.4 million over the same period. Total deposits of $352.6 million increased $38.2 million, or 12.2%, over December 31, 2005, with all of the growth occurring in time deposits, which increased $40.2 million. The largest segment of time deposit growth occurred in brokered and internet time deposits increasing $26.2 million for the first six months of 2006. Total stockholder's equity increased $217,000 to $35.7 million at June 30, 2006. The increase in equity was primarily due to net income for the quarter, offset by cash dividends paid and increased unrealized losses from the security portfolio.

          The Corporation recently paid a 5% stock dividend, payable June 1, 2006, to shareholders of record on May 1, 2006.Average and outstanding shares have been retroactively adjusted for stock dividends.

          About the Company: Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana, Northern Illinois, Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

          Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of

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Community Central Bank Corp.
Q2/6-month 2006 results

contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data

	Three months ended June 30,		Six months ended June 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2006	2005	2006	2005
	(In thousands)		(In thousands)
OPERATIONS
Interest income
Loans	$6,710	$5,152	$12,738	$9,973
Taxable securities	809	556	1,580	1,028
Tax-exempt securities	321	146	599	234
Federal funds sold	24	48	61	94
Total interest income	7,864	5,902	14,978	11,329
Interest expense
Deposits	3,275	1,842	5,975	3,396
Rep Agreement and Fed Funds	95	39	188	78
FHLB Advances	1,029	647	1,988	1,210
ESOP loan interest	2	3	5	6
Subordinated debentures	232	182	447	347
Total interest expense	4,633	2,713	8,603	5,037
Net Interest Income	3,231	3,189	6,375	6,292

Provision for credit losses	125	----	175	100
Net Interest Income after Provision	3,106	3,189	6,200	6,192
Noninterest income
Fiduciary income	65	----	132	----
Deposit service charges	88	78	170	148
Net realized security gains	----	20	----	50
Mortgage banking income	966	914	1,820	1,616
Other income	183	164	382	308
Total noninterest income	1,302	1,176	2,504	2,122
Noninterest expense
Salaries, benefits and payroll taxes	2,066	1,765	4,171	3,519
Occupancy expense	447	397	913	753
Other operating expense	1,128	1,039	1,973	1,818
Total noninterest expense	3,641	3,201	7,057	6,090
Income before taxes	767	1,164	1,647	2,224

Provision for income taxes	136	334	313	642
Net Income	$631	$830	$1,334	$1,582

Memo: Net interest income (fully tax-equivalent)	3,397	3,266	6,686	6,415

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Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
PER SHARE DATA
Basic earnings per share	$0.16	$0.23	$0.35	$0.46
Diluted earnings per share	$0.16	$0.23	$0.34	$0.44
Book value per share	$9.28	$9.10	$9.28	$9.10
Basic average shares outstanding (000's)	3,829	3,588	3,821	3,471
Diluted average shares outstanding (000's)	3,895	3,686	3,887	3,566
Actual shares outstanding (000's)	3,852	3,831	3,852	3,831
Net interest margin (fully tax-equivalent)	2.91%	3.32%	2.96%	3.35%

Average and outstanding shares have been retroactively adjusted for stock dividends.

Condensed Balance Sheet

	Unaudited June 30,	Audited December 31,
	2006	2005
	(In thousands)
Assets
Cash and equivalents	$10,025	$11,000
Investments	99,667	89,602
Residential mortgage loans held for sale	3,166	4,286
Loans	368,483	334,951
Allowance for loan losses	(3,670)	(3,580)
Other Assets	26,766	25,753
Total Assets	$504,437	$462,012
Liabilities and stockholders' equity
Deposits	$352,580	$314,373
Repurchase agreements	10,790	13,184
Federal Home Loan Bank advances	92,545	86,545
Other liabilities	2,463	2,068
Subordinated debentures	10,310	10,310
Stockholders' equity	35,749	35,532
Total Liabilities and Stockholders' Equity	$504,437	$462,012
OTHER DATA
Allowance for loan losses to total loans	1.00%	1.07%
Nonperforming loans to total loans	0.74%	0.99%
Nonperforming assets to total assets	0.55%	0.74%
Allowance for loan losses to nonperforming loans	135.42%	108.10%
Stockholders' equity to total assets	7.09%	7.69%
Tier 1 Leverage Ratio	9.25%	9.94%

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